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Telemundo Holdings, Inc.                                           Exhibit 12.1
Exhibit - Ratio of earnings to fixed charges
(Dollars in Thousands)

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
                                                                                      Predecessor                      Company
                                                               ---------------------------------------------------- ---------------
                                           Reorganization                                  Nine months January 1 to   August 13 to
                                           Predecessor (a)             Year Ended             ended      August 12,   September 30,
                                       ----------------------  ---------------------------   ---------------------------------------
                                          1993       1994          1995     1996     1997        1997     1998         1998
                                          ----       ----          ----     ----     ----        ----     ----         ----
Net income (loss), before extraordinary
items and income taxes                                             (6,569)   2,700   (9,243)     (14,040) (16,876)         (101)

Fixed Charges:

Interest expense, including interest
component of operating leases                                      14,889  19,320    21,249        15,817  13,314          5,308

Earnings                                                            8,320  22,020    12,006         1,777  (3,562)         5,207

Ratio of earnings to fixed charges                                  n/a    1.14       n/a          n/a      n/a            n/a

Fixed charges in excess of earnings                                (6,569) n/a       (9,243)       (14,040) (16,876)        (101)



(a) As a result of the effects of the restructuring whereby Telemundo was recapitalized and adopted fresh start reporting as of December 31, 1994, the ratio of earnings to fixed charges is not applicable for 1994 and prior periods.
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